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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report
(Date of earliest event reported)  July 13, 1999  (June 30, 1999)

                               L.B. FOSTER COMPANY

             (Exact name of registrant as specified in its charter)


     PENNSYLVANIA                    0-1043                25-1324733
(State of other jurisdiction)  (Commission File No.)     (IRS Employer
  of incorporation)                                    Identification No.)

   415 HOLIDAY DRIVE, PITTSBURGH, PENNSYLVANIA                15220
     (Address of principal executive offices)              (Zip Code)

Registrant's telephone number,
including area code              412-928-3431



(Former name or former address, if changed since last report)

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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         Pursuant to a Stock Purchase Agreement dated June 3, 1999, L.B. Foster Company (the "Registrant") purchased all of the outstanding capital stock (the "Stock") of CXT Incorporated ("CXT"), a Delaware corporation, on June 30, 1999. The base purchase price for the Stock was $17,875,000, subject to downward adjustment by the amount (the "Adjustment Amount'), if any, by which CXT's consolidated net worth immediately prior to Closing fell below a stipulated amount. At Closing, the estimated Adjustment Amount was $486,000. The Adjustment Amount is subject to verification by a post-closing audit.

         Registrant at Closing; (a) paid an aggregate sum of $15,514,000 to the selling stockholders; (b) deposited $1,000,000 into escrow to secure the selling stockholders' indemnification obligations; and (c) deposited $875,000 into a trust account to be held pending the determination of the final Adjustment Amount.

         Registrant obtained funds for this transaction under its existing loan agreement from its banking group comprised of Mellon Bank, N.A., PNC Bank, National Association and First Union National Bank, N.A., after amending such loan agreement by, inter alia, increasing the amount available for borrowing from $45,000,000 to $70,000,000.

         CXT is engaged in the business of manufacturing and selling engineered concrete products. Among CXT's products are concrete railroad ties, concrete grade crossings and concrete buildings. CXT has manufacturing facilities in Spokane, Washington, Grand Island, Nebraska and Ogden, Utah. Registrant intends that CXT continue to utilize these facilities and the buildings, equipment and physical property thereon for the same purposes as CXT previously had used such facilities.

 ITEM 7.  FINANCIAL STATEMENT, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (a)(b) No financial statements or pro forma financial information are required in connection with the acquisition described in Item 2 above.

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         (c)      Exhibits

                  (1) Stock Purchase Agreement, dated June 3, 1999, by and among the Registrant and the shareholders of CXT Incorporated


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      L.B. FOSTER COMPANY

                                      By: /s/Roger F. Nejes
                                      Title:   Senior Vice President and Chief
                                      Financial Officer


Date:    July 13, 1999